Exhibit 99.13

CONSENT OF PERSON NAMED

TO BECOME A DIRECTOR

In accordance with Rule 438 under the Securities Act of 1933, I hereby consent to my being named in the Registration Statement on Form S-4 of Metavante Holding Company (to be renamed Metavante Technologies, Inc.) (the “Company”) as a person who will become a director of the Company upon consummation of the transactions contemplated therein.

/s/ Dianne M. Neal
Name: Dianne M. Neal

October 25, 2007